Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Applied DNA Sciences, Inc. (the “Company”) of our report dated May 1, 2014, except for paragraph 3 to Note B, as to which the date is October 29, 2014, relating to the consolidated financial statements of the Company as of and for each of the two years in the period ended September 30, 2013, which appears in the Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2014, filed with the Securities and Exchange Commission on December 15, 2014.

/s/ RBSM LLP

New York, New York

June 18, 2015